HASI Announces First Quarter 2025 Results

ANNAPOLIS, Md., May 7, 2025 -- (BUSINESS WIRE) -- HA Sustainable Infrastructure Capital, Inc. ("HASI," "we," "our" or the "Company") (NYSE: HASI), a leading investor in sustainable infrastructure assets, today reported results for the first quarter of 2025.
Key Highlights
•Closed more than $700 million in transactions during the quarter, a Q1 record, while our pipeline remains strong at greater than $5.5 billion as of the end of Q1.
•Average yield on new portfolio investments in Q1 was over 10.5%.
•Managed assets increased 12% year-over-year to $14.5 billion, and our recurring income (Adjusted Net Investment Income and Securitization Asset Income) totaled $79 million in Q1, up 14% year-over-year.
•GAAP EPS of $0.44, compared with $0.98 a year ago, and Adjusted EPS of $0.64, compared to $0.68 a year ago.
•Further strengthened our funding platform by increasing the capacity of our revolver by $200 million to $1.55 billion.
•Guidance for Adjusted EPS growth of 8-10% through 2027 reaffirmed, and quarterly dividend declared of $0.42 per share.
“Our solid Q1 performance and the stability provided by our portfolio continue to demonstrate the resilience of our business regardless of the macroeconomic and policy backdrop,” said HASI President and Chief Executive Officer Jeffrey A. Lipson. “In addition, we reaffirm our guidance, as the visibility provided by our existing portfolio and pipeline, combined with strong tailwinds to U.S. electricity demand, continues to give us confidence in the outlook for our business.”
A summary of our financial results is detailed in the table below:

	For the Three Months Ended March 31,
	2025	2024
	(in thousands, except for per share data)
GAAP Net investment income	$1,800	$8,666
Adjusted Net investment income	71,986	64,299
Gain on sale of assets	18,668	28,611

GAAP Net Income	56,612	123,025
GAAP Diluted earnings per share	0.44	0.98

Adjusted earnings	78,067	78,906
Adjusted earnings per share	0.64	0.68

Sustainability and Impact Highlights
An estimated 124 thousand metric tons of carbon emissions will be avoided annually by our transactions closed this quarter, equating to a CarbonCount® score of 0.17 metric tons per $1,000 invested. All in, including assets we have not retained in our portfolio, our managed assets are avoiding approximately 8.4 million metric tons of carbon emissions annually, based on our proprietary CarbonCount score.

Additionally, we recently published our 2024 Sustainability & Impact report. The report can be found at www.hasi.com/sustainability.

Investment Activity
We closed new investments totaling approximately $706 million in the first quarter, a record for Q1. Weighted average yields on new portfolio investments have been underwritten at more than 10.5% through the first quarter of the year, in line with weighted average yields on portfolio investments underwritten in 2024, and higher than weighted average yields of more than 9% on portfolio investments underwritten in 2023.

As of March 31, 2025, our managed assets totaled $14.5 billion, up 12% year-over-year, and our portfolio of assets on our balance sheet was approximately $7.1 billion, up 11% year-over-year. Our portfolio remains well-diversified across established clean energy end markets with approximately $3.4 billion of behind-the-meter assets and approximately $2.7 billion of grid-connected assets, with the remainder in fuels, transport, and nature assets.

The following is an analysis of the performance ratings of our portfolio as of March 31, 2025:

	Portfolio Performance
	Commercial	Government	Commercial	Commercial
	1 (1)	1 (1)	2 (2)	3 (3)	Total
	(dollars in millions)
Total receivables	$2,982	$33	$—	$—	$3,015
Less: Allowance for loss on receivables	(54)	—	—	—	(54)
Net receivables	2,928	33	—	—	2,961
Receivables held-for-sale	54	38	—	—	92
Investments	5	2	—	—	7
Real estate	3	—	—	—	3
Equity method investments (4)	3,960	—	33	—	3,993
Total	$6,950	$73	$33	$—	$7,056
Percent of Portfolio	99%	1%	—%	—%	100%
(1)This category includes our assets where based on our credit criteria and performance to date, we believe that our risk of not receiving our invested capital remains low.
(2)This category includes our assets where based on our credit criteria and performance to date, we believe there is a moderate level of risk of not receiving some or all of our invested capital.
(3)This category includes our assets where based on our credit criteria and performance to date, we believe there is substantial doubt regarding our ability to recover some or all of our invested capital. Receivables or investments in this category are placed on non-accrual status.
(4)Some of the individual projects included in portfolios that make up our equity method investments have government off-takers. As they are part of large portfolios, they are not classified separately.

Financial Results
“Driven by growth in our Managed Assets, our recurring income (Adjusted Net Investment Income and Securitization Asset Income) grew by a combined 14% year-over-year to $79 million in Q1,” said HASI Chief Financial Officer Chuck Melko. “In addition, we continued to strengthen our funding platform. Following the establishment of our stand-alone commercial paper program last December, we increased the capacity of our revolver in March by $200 million to $1.55 billion, while CCH1 continues to be a reliable source of funding with its total assets growing to approximately $1 billion as of the end of Q1.”

GAAP Earnings and EPS
Total revenue of $97 million in the first quarter of 2025 decreased by 8% year-over-year from $106 million in the first quarter of 2024, driven primarily by a $10 million decrease in gain on sale income, due to our higher-than-normal gain on sale income in Q1 2024 arising from our targeted asset rotation strategy.

Interest expense of $65 million increased $3 million year-over-year, primarily due to a larger average outstanding debt balance. We recorded a $4 million provision for loss on receivables and securitization assets, due primarily to changes in macroeconomic assumptions used to predict future credit losses. Compensation and benefits and general and administrative expenses increased by a combined $5 million, primarily due to the acceleration of share-based compensation related to those employees who met the age and years of service criteria of our retirement policy in the current period.

Income from equity method investments decreased by approximately $71 million in the first quarter of 2025 compared to the same period in 2024 primarily due to (a) lower mark-to-market income compared to the prior period related to power purchase agreements held by certain of the projects in which we have invested, (b) increased income tax expense recognized by an equity method investee in the current period, offset by (c) higher allocations in the current period of income related to tax credits allocated to other investors in solar projects. Income tax expense decreased by approximately $22 million due to lower GAAP pre-tax income during the current period as compared to the same period in 2024.

GAAP net income to controlling stockholders in the first quarter of 2025 was $57 million, compared to $123 million in the same period in 2024.

Adjusted Earnings and EPS
In addition to our GAAP results, we also present non-GAAP measures to enhance the usefulness of financial information and allow for greater transparency with respect to key metrics used by management internally for planning, forecasting, and evaluating our operating performance.

GAAP net investment income in the first quarter of 2025 of $2 million includes all of our interest expense but only the portion of our investment returns that is reflected in GAAP interest income and rental income revenue. Because it does not include the portion of our investment returns recognized through our Equity Method investments, GAAP net investment income fails to capture all of the economic returns earned by our Portfolio.

Given that GAAP net investment income, and in turn GAAP net income, does not reflect such economic returns, our non-GAAP measures, Adjusted net investment income and Adjusted Earnings, are utilized by management to monitor and evaluate our business as we believe they are a helpful indicator of the underlying economics of our investments. We also believe they provide investors and analysts with useful supplemental information to understand the financial performance of our business and to analyze financial and business trends and enable a useful comparison of financial results between periods.

Adjusted net investment income is calculated using an Equity Method Investments Earnings Adjustment. The Equity Method Investments Earnings Adjustment is calculated using our underwritten project cash flows discounted back to the net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (based upon the underwritten investment rate) and a return of the capital we have committed to our equity method investments, as adjusted to reflect the performance of the project and the cash distributed.

Adjusted net investment income was $72 million in the first quarter of 2025, compared to $64 million in the first quarter of 2024.

Adjusted earnings is calculated using the same Equity Method Investments Earnings Adjustment that is used to calculate adjusted net investment income. Adjusted Earnings excludes the recognition of income using HLBV, which uses profit and loss allocations that may differ materially from the agreed upon allocations of a project’s cash flows, and in turn reflects income that can differ substantially from the economic returns achieved by a project in any given period.

Adjusted earnings also exclude non-cash equity compensation expense, provisions for loss on receivables, amortization of intangibles, non-cash provision (benefit) for taxes, and earnings attributable to non-controlling interests, and also makes an adjustment to eliminate our portion of fees we earn from related-party co-investment structures. Please refer to the Explanatory Notes in this press release for a more detailed explanation of Adjusted earnings.

Adjusted earnings in the first quarter of 2025 was approximately $78 million, a decrease of $1 million over the same period in 2024, primarily driven by lower gain on sale income, offset partially by growth in adjusted net investment income due to a larger portfolio. Adjusted EPS was $0.64, compared to $0.68 a year ago.

Leverage
As of March 31, 2025, cash and cash equivalents were $67 million and total debt outstanding was $4.7 billion. Our debt-to-equity ratio at March 31, 2025, was 1.9, within our target range of 1.5 to 2.0 and below our internal limit of 2.5.

Our weighted-average interest cost, as measured by GAAP interest expense divided by average debt outstanding, was 5.7% in the first quarter of both 2025 and 2024.

The calculation of our fixed-rate debt and leverage ratios as of March 31, 2025 and December 31, 2024 is shown in the table below:

	March 31, 2025	% of Total	December 31, 2024	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$218	5%	$—	—%
Fixed-rate debt (2)	4,505	95%	4,400	100%
Total	$4,723	100%	$4,400	100%
Leverage (3)	1.9 to 1		1.8 to 1
(1)Floating-rate borrowings include borrowings under our floating-rate credit facilities and commercial paper issuances with less than six months original maturity, to the extent such borrowings are not hedged using interest rate swaps.
(2)Fixed-rate debt includes the impact of our interest rate swaps and collars on debt that is otherwise floating. Debt excludes securitizations that are not consolidated on our balance sheet.

(3)Leverage, as measured by our debt-to-equity ratio.

Guidance
We reaffirm our guidance for both Adjusted Earnings per Share and dividend payout ratio. We continue to expect Adjusted Earnings per Share in 2027 to grow at a compound annual rate of 8% to 10%, relative to the 2023 baseline of $2.23 per share, which is equivalent to a midpoint of $3.15 per share in 2027. We also expect distributions of annual dividends per share of common stock to decline to between 55% and 60% of annual Adjusted Earnings per Share by 2027. This guidance reflects our judgments and estimates of (i) yield on our existing portfolio; (ii) yield on incremental portfolio investments, inclusive of our existing pipeline; (iii) the volume and profitability of transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of our forecasted operations; and (vi) the general interest rate and market environment. In addition, distributions are subject to approval by our Board of Directors on a quarterly basis. We have not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Dividend
The Company is also announcing today that our Board of Directors approved a quarterly cash dividend of $0.42 per share of common stock. This dividend will be paid on July 11, 2025, to stockholders of record as of July 2, 2025.

Conference Call and Webcast Information
HASI will host an investor conference call today, Wednesday, May 7, 2025, at 5:00 p.m. Eastern Time. The conference call can be accessed live over the phone by dialing 1-877-407-0890 (Toll-Free) or +1-201-389-0918 (toll). Participants should inform the operator that they want to join the “HASI First Quarter 2025 Results” call. The conference call will also be accessible as an audio webcast with slides on our website. A replay after the event will be accessible as on-demand webcast on our website.

About HASI
HASI (NYSE: HASI) is an investor in sustainable infrastructure assets advancing the energy transition. With more than $14 billion in managed assets, our investments are diversified across multiple asset classes, including utility-scale solar, onshore wind, and storage; distributed solar and storage; RNG; and energy efficiency. We combine deep expertise in energy markets and financial structuring with long-standing programmatic client partnerships to deliver superior risk-adjusted returns and measurable environmental benefits. HA Sustainable Infrastructure Capital, Inc. is listed on the New York Stock Exchange (Ticker: HASI). For more information, please visit hasi.com.

Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.
The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any adjusted earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours, gallons of fuel oil, million British thermal units of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.
Investor Contact:
Aaron Chew
investors@hasi.com
410-571-6189
Media Contact:
Kenny Gayles
media@hasi.com
443-321-5756

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended March 31,
	2025	2024
Revenue
Interest income	$66,394	$68,692
Rental income	83	1,846
Gain on sale of assets	18,668	28,611
Securitization asset income	6,999	4,898
Other income	4,797	1,769
Total revenue	96,941	105,816
Expenses
Interest expense	64,677	61,872
Provision for loss on receivables and securitization assets	3,812	2,022
Compensation and benefits	24,980	20,676
General and administrative	9,378	9,053
Total expenses	102,847	93,623
Income before equity method investments	(5,906)	12,193
Income (loss) from equity method investments	87,989	158,550
Income (loss) before income taxes	82,083	170,743
Income tax (expense) benefit	(23,898)	(46,195)
Net income (loss)	$58,185	$124,548
Net income (loss) attributable to non-controlling interest holders	1,573	1,523
Net income (loss) attributable to controlling stockholders	$56,612	$123,025
Basic earnings (loss) per common share	$0.47	$1.08
Diluted earnings (loss) per common share	$0.44	$0.98
Weighted average common shares outstanding—basic	119,381,781	112,617,809
Weighted average common shares outstanding—diluted	137,956,858	130,998,775

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$67,390	$129,758
Equity method investments	3,993,054	3,612,394
Receivables, net of allowance of $54 million and $50 million, respectively	2,961,388	2,895,837
Receivables held-for-sale	92,280	75,556
Real estate	2,981	2,984
Investments	7,006	6,818
Securitization assets, net of allowance of $3 million and $3 million, respectively	264,829	248,688
Other assets	87,033	108,210
Total Assets	$7,475,961	$7,080,245
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$282,591	$275,639
Credit facilities	995	1,001
Commercial paper notes	430,417	100,057
Term loan facility	403,049	407,978
Non-recourse debt (secured by assets of $300 million and $307 million, respectively)	125,213	131,589
Senior unsecured notes	3,144,617	3,139,363
Convertible notes	618,335	619,543
Total Liabilities	5,005,217	4,675,170
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 120,708,587 and 118,960,353 shares issued and outstanding, respectively	1,207	1,190
Additional paid in capital	2,646,415	2,592,964
Accumulated deficit	(291,895)	(297,499)
Accumulated other comprehensive income (loss)	37,675	40,101
Non-controlling interest	77,342	68,319
Total Stockholders’ Equity	2,470,744	2,405,075
Total Liabilities and Stockholders’ Equity	$7,475,961	$7,080,245

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
(UNAUDITED)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities
Net income (loss)	$58,185	$124,548
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loss on receivables	3,812	2,022
Depreciation and amortization	167	340
Amortization of financing costs	4,147	4,012
Equity-based compensation	9,825	6,601
Equity method investments	(69,491)	(145,900)
Non-cash gain on securitization	(5,347)	(32,342)
(Gain) loss on sale of receivables and investments	—	9,869
Changes in receivables held-for-sale	(23,719)	3
Changes in accounts payable and accrued expenses	8,534	59,123
Change in accrued interest on receivables and investments	(20,810)	(17,709)
Other	(2,424)	10,364
Net cash provided by (used in) operating activities	(37,121)	20,931
Cash flows from investing activities
Equity method investments	(247,714)	(127,422)
Equity method investment distributions received	7,642	3,762
Purchases of and investments in receivables	(137,596)	(230,885)
Principal collections from receivables	40,455	141,594
Proceeds from sales of receivables	8,344	24,769
Proceeds from sale of real estate	—	115,767
Collateral provided to hedge counterparties	(1,060)	—
Collateral received from hedge counterparties	3,050	2,920
Other	3,214	(450)
Net cash provided by (used in) investing activities	(323,665)	(69,945)

	Three Months Ended March 31,
	2025	2024
Cash flows from financing activities
Proceeds from credit facilities	25,000	250,000
Principal payments on credit facilities	(25,000)	(450,000)
Principal payments on term loan	(5,437)	(35,339)
Proceeds from issuance of non-recourse debt	—	94,000
Proceeds from issuance of commercial paper notes	331,000	35,000
Principal payments on non-recourse debt	(4,348)	(68,910)
Proceeds from issuance of senior unsecured notes	—	205,500
Net proceeds of common stock issuances	46,614	30,386
Payments of dividends and distributions	(50,397)	(45,093)
Withholdings on employee share vesting	(393)	(157)
Payment of financing costs	(634)	(7,498)
Collateral provided to hedge counterparties	(45,270)	(24,900)
Collateral received from hedge counterparties	27,000	69,000
Other	(3,860)	(725)
Net cash provided by (used in) financing activities	294,275	51,264
Increase (decrease) in cash, cash equivalents, and restricted cash	(66,511)	2,250
Cash, cash equivalents, and restricted cash at beginning of period	150,156	75,082
Cash, cash equivalents, and restricted cash at end of period	$83,645	$77,332
Interest paid	$61,963	$33,207
Supplemental disclosure of non-cash activity
Residual assets retained from securitization transactions	$7,313	$6,715
Equity method investments retained from securitization and deconsolidation transactions	—	32,564
Deconsolidation of non-recourse debt	—	51,233
Deconsolidation of assets pledged for non-recourse debt	—	51,761

EXPLANATORY NOTES
Non-GAAP Financial Measures
Adjusted Earnings
We calculate adjusted earnings as GAAP net income (loss) excluding non-cash equity expense, provisions for loss on receivables, amortization of intangibles, non-cash provision (benefit) for taxes, losses or (gains) from modification or extinguishment of debt facilities, or non-cash tax charges and the earnings attributable to our non-controlling interest of Hannon Armstrong Sustainable Infrastructure, L.P., a Delaware limited partnership (our “Operating Partnership”). We also make an adjustment to eliminate our portion of fees we earn from related-party co-investment structures, and for our equity method investments in the renewable energy projects as described below. We will use judgment in determining when we will reflect the losses on receivables in our adjusted earnings, and will consider certain circumstances such as the time period in default, sufficiency of collateral as well as the outcomes of any related litigation. In the future, adjusted earnings may also exclude one-time events pursuant to changes in GAAP and certain other adjustments as approved by a majority of our independent directors.
We believe a non-GAAP measure, such as adjusted earnings, that adjusts for the items discussed above is and has been a meaningful indicator of our economic performance in any one period and is useful to our investors as well as management in evaluating our performance as it relates to expected dividend payments over time. Additionally, we believe that our investors also use adjusted earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of adjusted earnings is useful to our investors.
Certain of our equity method investments in renewable energy and energy efficiency projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the common equity investor, often the operator or sponsor of the project, receives more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Given our equity method investments are generally in project companies, they have a finite expected life. We typically negotiate the purchase prices of our equity investments based on our underwritten project cash flows discounted back to a net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.
Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss may be impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. The investment tax credit available for election in solar projects is a one-time credit realized in the period when the project is considered operational for tax purposes and is fully allocated under HLBV in that period (subject to an impairment test), while the production tax credit required for wind projects and electable for solar projects is a ten year credit and thus is allocated under HLBV over a ten year period. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations in a given period. We also consider the impact of any OTTI in determining our income from equity method investments.
The cash distributions for those equity method investments where we apply HLBV are segregated into a return on and return of capital on our cash flow statement based on the cumulative income (loss) that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e. return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method in any one period. Thus, in calculating adjusted earnings, for certain of these investments where there are characteristics as described above, we further adjust GAAP net income (loss) to take into account our calculation of the return on capital based upon the underwritten investment rate as adjusted to reflect the performance of the project and the cash distributed. We believe this equity method investment adjustment to our GAAP net income (loss) in calculating our adjusted earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments where HLBV income can differ substantially from the economic returns in any one period.

We have acquired equity investments in portfolios of renewable energy projects which have the majority of the distributions payable to more senior investors in the first few years of the project. The following table provides our results related to our equity method investments for the three months ended March 31, 2025 and 2024.

	Three Months Ended March 31,
	2025	2024
	(in millions)
Income (loss) under GAAP	$88	$159

Collections of Adjusted earnings	$20	$13
Return of capital	6	3
Cash collected	$26	$16
Adjusted earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating adjusted earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported adjusted earnings may not be comparable to similar metrics reported by other companies.

Reconciliation of our GAAP Net Income to Adjusted Earnings
We have calculated our adjusted earnings and provided a reconciliation of our GAAP net income to adjusted earnings for the three months ended March 31, 2025 and 2024 in the tables below.

	Three months ended March 31,
	2025		2024
	$	per share	$	per share
	(dollars in thousands, except per share amounts)
Net income attributable to controlling stockholders (1)	$56,612	$0.44	$123,025	$0.98
Adjustments:
Reverse GAAP (income) loss from equity method investments	(87,989)		(158,550)
Add equity method investments earnings (2)	69,863		55,462
Elimination of proportionate share of fees earned from co-investment structures (3)	(2,703)		—
Equity-based expense	12,678		9,058
Provision for loss on receivables (4)	3,812		2,022
(Gain) loss on debt modification or extinguishment	321		—
Amortization of intangibles	2		171
Non-cash provision (benefit) for income taxes	23,898		46,195
Net income attributable to non-controlling interest	1,573		1,523
Adjusted earnings	$78,067	$0.64	$78,906	$0.68
Shares for adjusted earnings per share (5)	122,613,563		115,400,151

(1)	The per share amounts represent GAAP diluted earnings per share and is the most comparable GAAP measure to our adjusted earnings per share.
(2)	This is a non-GAAP adjustment to reflect the return on capital of our equity method investments as described above.
(3)
This adjustment is to eliminate the intercompany portion of fees received from co-investment structures that for GAAP net income is included in the Equity method income line item. Since we remove GAAP Equity method income for purposes of our Adjusted Earnings metric, we add back the elimination through this adjustment.

(4)
In addition to these provisions, in the quarter ended March 31, 2024, we concluded that an equity method investment along with certain loans we had made to this investee, were not recoverable. The equity method investment and loans had a carrying value of $0 due to the losses already recognized through GAAP income from equity method investments as a result of operating losses sustained by the investee. We have excluded this write-off from Adjusted earnings, as this investment was an investment in a corporate entity which is not a part of our current investment strategy and is immaterial to our Portfolio. The loss associated with this investment is included in our Average Annual Realized Loss on Managed Assets metric disclosed in the Management’s Discussion and Analysis found in our Form 10-Q.

(5)
Shares used to calculate adjusted earnings per share represents the weighted average number of shares outstanding including our issued unrestricted common shares, restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our Operating Partnership. We include any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. As it relates to Convertible Notes, we will assess the market characteristics around the instrument to determine if it is more akin to debt or equity based on the value of the underlying shares compared to the conversion price. If the instrument is more debt-like then we will include any related interest expense and exclude the underlying shares issuable upon conversion of the instrument. If the instrument is more equity-like and is more dilutive when treated as equity then we will exclude any related interest expense and include the weighted average shares underlying the instrument. We will consider the impact of any capped calls in assessing whether an instrument is equity-like or debt-like.

Adjusted Net Investment Income

We have a portfolio of debt and equity investments in sustainable infrastructure assets. We calculate adjusted net investment income by adjusting GAAP-based net investment income for those adjusted earnings adjustments described above which impact investment income. We believe that this measure is useful to investors as it shows the recurring income generated by our Portfolio after the associated interest cost of debt financing. Our management also uses adjusted net investment income in this way. Our non-GAAP adjusted net investment income measure may not be comparable to similarly titled measures used by other companies. The following is a reconciliation of our GAAP-based net investment income to our adjusted net investment income:

	Three months ended March 31,
	2025	2024
	(in thousands)
Interest income	$66,394	$68,692
Rental income	83	1,846
GAAP-based investment revenue	66,477	70,538
Interest expense	64,677	61,872
GAAP-based net investment income	1,800	8,666
Equity method earnings adjustment (1)	69,863	55,462
(Gain) loss on debt modification or extinguishment	321	—
Amortization of real estate intangibles	2	171
Adjusted net investment income	$71,986	$64,299

(1)     Reflects adjustment for equity method investments described above.

Managed Assets

We consolidate assets on our balance sheet, securitize assets off-balance sheet, and manage assets in which we coinvest with other parties via equity method investments. Therefore, certain of our receivables and other assets are not reflected on our balance sheet where we may have a residual interest in the performance of the investment, such as a retained interest in cash flows. Thus, we present our investments on a non-GAAP “managed” basis, which assumes that securitized receivables are not sold. We believe that our Managed Asset information is useful to investors because it portrays the amount of both on- and off-balance sheet receivables that we manage, which enables investors to understand and evaluate the credit performance associated with our portfolio of receivables, investments, and residual assets in securitized receivables. Our non-GAAP Managed Assets measure may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of our GAAP-based Portfolio to our Managed Assets as of March 31, 2025 and December 31, 2024:

	As of
	March 31, 2025	December 31, 2024
	(dollars in millions)
Equity method investments	$3,993	$3,612
Receivables, net of allowance	2,961	2,896
Receivables held-for-sale	92	76
Real estate	3	3
Investments	7	7
GAAP-Based Portfolio	7,056	6,594
Assets held in securitization trusts	6,946	6,809
Assets held in co-investment structures (1)	494	300
Managed assets	$14,496	$13,703
(1)    Total assets in co-investment structures are $989 million as of March 31, 2025. Not included in this amount is an additional $225 million related to closed transactions not yet funded as of March 31, 2025.

Adjusted Cash from Operations Plus Other Portfolio Collections

We operate our business in a manner that considers total cash collected from our portfolio, reduced by necessary operating and debt service payments to assess the amount of cash we have available to fund dividends and investments. We believe that the aggregate of these items, which combine as a non-GAAP financial measure titled Adjusted Cash from Operations plus Other Portfolio Collections, is a useful measure of the liquidity we have available from our assets to fund both new investments and our regular quarterly dividends. This non-GAAP financial measure may not be comparable to similarly titled or other similar measures used by other companies. Although there is also not a directly comparable GAAP measure that demonstrates how we consider cash available for dividend payment, below is a reconciliation of this measure to Net cash provided by operating activities.

Adjusted Cash from Operations plus Other Portfolio Collections also differs from Net cash provided by (used in) investing activities in that it excludes many of the uses of cash used in our investing activities such as in Equity method investments, Purchases of and investments in receivables, Purchases of investments, and Collateral provided to and received from hedge counterparties. In addition, Adjusted Cash from Operations plus Other Portfolio Collections is not comparable to Net cash provided by (used in) financing activities in that it excludes many of our financing activities such as proceeds from common stock issuances and borrowings and repayments of unsecured debt. We evaluate Adjusted Cash from Operations plus Other Portfolio Collections on a trailing twelve month (“TTM”) basis, as cash collections during any one quarter may not be comparable to other single quarters due to, among other reasons, the seasonality of projects operations and the timing of disbursement and payment dates.

Cash available for reinvestment is a non-GAAP measure which is calculated as Adjusted Cash from Operations plus Other Portfolio Collections less dividend and distribution payments made during the period. We believe Cash available for reinvestment is useful as a measure of our ability to make incremental investments from reinvested capital after factoring in all necessary cash outflows to operate the business. Management uses Cash available for reinvestment in this way, and we believe that our investors use it in a similar fashion.

	For the year ended,	Plus:	Less:	For the TTM ended,
		For the three months ended,
	December 31, 2024	March 31, 2025	March 31, 2024	March 31, 2025
		(in thousands)
Net cash provided by operating activities	$5,852	$(37,121)	$20,931	$(52,200)
Changes in receivables held-for-sale	29,273	23,719	(3)	52,995
Equity method investment distributions received (1)	39,142	7,642	3,762	43,022
Proceeds from sales of equity method investments	9,472	—	—	9,472
Principal collections from receivables	600,652	40,455	141,594	499,513
Proceeds from sales of receivables	171,991	8,344	24,769	155,566
Proceeds from sales of land	115,767	—	115,767	—
Principal collection from investments (2)	47	4	—	51
Proceeds from the sale of a previously consolidated VIE (2)	5,478	—	—	5,478
Proceeds from sales of investments and securitization assets	5,390	—	—	5,390
Principal payments on non-recourse debt	(72,989)	(4,348)	(68,910)	(8,427)
Adjusted Cash from Operations plus Other Portfolio Collections	910,075	38,695	237,910	710,860
Less: Dividends	(192,269)	(50,397)	(45,093)	(197,573)
Cash Available for Reinvestment	$717,806	$(11,702)	$192,817	$513,287
(1) Represents return of capital distributions from our equity method investments included in cash provided by (used in) investing activities section of our statement of cash flows which is incremental to any equity method investment distributions found in net cash provided by operating activities.
(2) Included in Other in the cash provided (used in) investing activities section of our statement of cash flows.
	For the year ended,	Plus:	Less:	For the TTM ended,
		For the three months ended,
	December 31, 2024	March 31, 2025	March 31, 2024	March 31, 2025
		(in thousands)
Components of Adjusted Cash from Operations plus Other Portfolio Collections:
Cash collected from our Portfolio	891,250	111,249	208,907	793,592
Cash collected from sale of assets (1)	325,051	21,665	146,674	200,042
Cash used for compensation and benefit expenses and general and administrative expenses	(85,519)	(36,294)	(30,430)	(91,383)
Interest paid (2)	(172,679)	(61,963)	(33,207)	(201,435)
Securitization asset and other income	33,044	9,474	6,757	35,761
Principal payments on non-recourse debt	(72,989)	(4,348)	(68,910)	(8,427)
Other	(8,083)	(1,088)	8,119	(17,290)
Adjusted Cash from Operations plus Other Portfolio Collections	$910,075	$38,695	$237,910	$710,860
(1) Includes cash from the sale of assets on our balance sheet as well as securitization transactions.
(2) For the year ended December 31, 2024 and the TTM ended March 31, 2025, interest paid includes a $20 million benefit from the settlement of a derivative which was designated as a cash flow hedge.